  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On September 29, 2016, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the IGT property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of IGT Property
On September 27, 2016, the Registrant acquired a three-story, Class "A" office property consisting of 222,268 net rentable square feet located in Las Vegas, Nevada (the "IGT property"). The IGT property is currently leased in its entirety to IGT. The purchase price for the IGT property was $66.5 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering. The Registrant's advisor earned approximately $2.6 million in acquisition fees (including the Contingent Advisor Payment, as such term is defined in the Registrant's advisory agreement, as amended) in connection with the acquisition of the IGT property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.3 million in connection with the acquisition of the IGT property, approximately $0.2 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.2 million of which was paid to unaffiliated third parties.
IGT is a wholly owned subsidiary of International Game Technology PLC, the world's largest developer of technology-based products and services and associated content for worldwide gaming and lottery markets. International Game Technology PLC (NYSE: IGT) is currently rated 'BB+' by Standard and Poor's.
The IGT property is located in Las Vegas, Nevada in close proximity to the Las Vegas Strip and the 215 Beltway and Interstate 15, which provide access to a skilled labor pool that is well versed in both gaming hardware and software. The IGT property serves as the headquarters for the North American Gaming and Interactive ("NAGI") business unit for IGT. The property houses the engineering, sales, sound, corporate communications, and software departments within the NAGI business unit, including its Chief Executive Officer. IGT plans to invest additional capital to improve the property in excess of the tenant improvement allowance provided for in the lease and paid by the seller. The Registrant believes the IGT property is a business essential facility to IGT's overall operations due to the management and operating functions performed therein, IGT's long term commitment to the area as evidenced by its recent 15-year lease and its investments to improve the property, and its strategic location in close proximity to the Las Vegas Strip.
The IGT lease is a triple-net lease with a remaining term of 14.3 years upon the Registrant's acquisition, expiring in December 2030. The forward 12-months' rent is approximately $4.6 million, with 1.75% annual rental rate increases for the remaining duration of the lease, and includes two five-year renewal options at fair market rent and no termination option. International Game Technology PLC also serves as the guarantor for IGT's obligations under the IGT lease.
The initial capitalization rate on IGT's year one income is 6.91%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from IGT including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that IGT will perform its obligations under its lease agreements during the first year of its lease with the Registrant.
Griffin Capital Asset Property Management II, LLC will be responsible for managing the IGT property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the IGT property.

Griffin Capital Asset Property Management II, LLC will hire an unaffiliated third party to manage the day-to-day operations and will pay the third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the IGT property dated September 29, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: September 29, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary